Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER 2015 RESULTS

First Quarter Net Income Doubles to $1.4 Million; Earnings Per Share Increases to $0.19

NELSONVILLE, Ohio, April 21, 2015 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2015.

First Quarter 2015 Sales and Income

First quarter net sales were $65.5 million compared to $65.8 million in the first quarter of 2014. The Company reported first quarter net income of $1.4 million, or $0.19 per diluted share compared to net income of $0.7 million, or $0.10 per diluted share in the first quarter of 2014.

David Sharp, President and Chief Executive Officer, commented, “We are extremely pleased to deliver strong first quarter earnings and start 2015 on a positive note. Our bottom line performance was driven by improved gross margin in our wholesale channel and a reduction in operating expenses. At the same time, demand for our Durango collections continued to gain pace, fueling a 30% increase in Durango brand sales over the year ago period. We did experience some headwinds during the first quarter including delayed deliveries as a result of the West Coast port situation. We believe the current top-line challenges are temporary and based on recent sell-through trends and our fall order book, we are confident that growth will accelerate as the year progresses.”

First Quarter Review

Net sales for the first quarter were $65.5 million compared to $65.8 million a year ago. Wholesale sales for the first quarter decreased 4.0% to $51.0 million compared to $53.1 million for the same period in 2014. Retail sales for the first quarter increased 6.8% to $11.9 million compared to $11.1 million for the same period last year. Military segment sales for the first quarter increased to $2.6 million compared to $1.6 million in the first quarter of 2014.

Gross margin in the first quarter of 2015 was $22.0 million, or 33.6% of sales, compared to $21.9 million, or 33.2% of sales, for the same period last year. The 40 basis point increase was driven by higher wholesale gross margins, partially offset by an increase in military segment sales which carry lower gross margins than our wholesale and retail segments.

Selling, general and administrative (SG&A) expenses were $19.6 million, or 29.9% of net sales, for the first quarter of 2015 compared to $20.5 million, or 31.2% of net sales, a year ago. The $950,000 decrease in SG&A expenses was primarily related to a reduction in freight expenses and lower tradeshow & advertising spends compared with a year ago.

Income from operations was $2.4 million, or 3.7% of net sales, compared to $1.3 million, or 2.0% of net sales, a year ago.

Interest expense was $165,000 for the first quarter of 2015, versus $219,000 for the same period last year.

The Company’s funded debt was $36.7 million at March 31, 2015 versus $36.6 million at March 31, 2014.

Inventory increased 6.2%, or $4.8 million, to $83.1 million at March 31, 2015 compared with $78.3 million on the same date a year ago. Based on current sales trends and the fall order book, the Company is comfortable with its current inventory position.

Conference Call Information

The Company’s conference call to review first quarter 2015 results will be broadcast live over the internet today, Tuesday April 21, 2015 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding challenges and growth acceleration (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2014 (filed February 27, 2015). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014	March 31, 2014
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$4,391,765	$4,616,694	$4,203,846
Trade receivables – net	54,271,919	55,807,103	52,735,602
Other receivables	618,179	476,480	357,133
Inventories	83,125,271	85,237,042	78,308,659
Income tax receivable	52,961	-	759,938
Deferred income taxes	1,291,907	1,291,907	1,104,050
Prepaid expenses	3,078,008	2,553,442	2,708,168
Total current assets	146,830,010	149,982,668	140,177,396
FIXED ASSETS – net	25,331,520	26,264,641	27,971,316
IDENTIFIED INTANGIBLES	36,649,003	36,681,644	36,773,351
OTHER ASSETS	277,305	299,490	322,863
TOTAL ASSETS	$209,087,838	$213,228,443	$205,244,926

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$13,894,921	$15,116,131	$19,583,618
Accrued expenses:
Taxes - other	439,220	532,470	563,816
Other	5,588,270	9,561,139	5,268,562
Total current liabilities	19,922,411	25,209,740	25,415,996

LONG TERM DEBT	36,691,449	36,270,373	36,590,000
DEFERRED INCOME TAXES	12,928,048	12,928,048	11,750,718
DEFERRED LIABILITIES	434,625	472,364	255,906

TOTAL LIABILITIES	69,976,533	74,880,525	74,012,620

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2015 - 7,559,725; December 31, 2014 - 7,550,126; March 31, 2014 - 7,539,808	70,566,065	70,460,672	70,202,570
Retained earnings	68,545,240	67,887,246	61,029,736

Total shareholders' equity	139,111,305	138,347,918	131,232,306

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$209,087,838	$213,228,443	$205,244,926

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2015	2014
	Unaudited	Unaudited
NET SALES	$65,451,303	$65,783,284

COST OF GOODS SOLD	43,479,993	43,930,135

GROSS MARGIN	21,971,310	21,853,149

OPERATING EXPENSES

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	19,567,947	20,515,539

INCOME FROM OPERATIONS	2,403,363	1,337,610

OTHER INCOME AND (EXPENSES):
Interest expense	(165,076)	(218,673)
Other – net	(63,340)	(6,149)
Total other - net	(228,416)	(224,822)

INCOME BEFORE INCOME TAXES	2,174,947	1,112,788

INCOME TAX EXPENSE	761,000	389,000

NET INCOME	$1,413,947	$723,788

INCOME PER SHARE
Basic	$0.19	$0.10
Diluted	$0.19	$0.10

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,559,343	7,539,733
Diluted	7,566,698	7,540,406

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